Exhibit 10.1

James D, Cole
3 Humming Bird Road
Covington, LA 70433

October 9, 2006

David P. Hunt
Chairman of the Board
Newpark Resources
3850 N. Causeway Blvd
Metairie, LA 70002

Dear David,

I wish to make my final separation from Newpark official by resigning from the Newpark Resources Board of Directors immediately. Also, if there are any other remaining positions requiring my resignation, I will provide whatever authorization is requested.

As you know, I have devoted thirty-six years to the building of the Company. There have been both high and low periods. My separation from the Company was certainly a low period.

I believe that Newpark is blessed to have several very good businesses and many good people serving as employees. I continue to believe in the Company’s potential and wish all of you the best in realizing that future.

Sincerely,

/s/ James D. Cole

James D. Cole

cc: Edah Keating, Corporate Secretary
      Bert Massing: Corporate Counsel